                                                                    EXHIBIT 3(i)

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                          FORMAN PETROLEUM CORPORATION

     Forman Petroleum Corporation, a corporation organized and existing under the laws of the State of Louisiana, hereby certifies as follows:

     1. The name of the corporation is Forman Petroleum Corporation. Its registered office is in the Parish of Orleans.

          The date of incorporation was December 9, 1982.

     2. The Restated Articles of Incorporation accurately copies the articles and all amendments thereto in effect at the date of this restatement, without substantive change.

     3. The Restated Articles of Incorporation are attached hereto as "Exhibit A."

     4. Each amendment reflected herein has been effected in conformity with Law.

     IN WITNESS WHEREOF, this instrument has been signed on behalf of Forman Petroleum Corporation by its President and Secretary on this 2nd day of July, 1997.

                                    FORMAN PETROLEUM CORPORATION


                                    By:  /s/ McLain J. Forman
                                       ------------------------------
                                       McLain J. Forman, President


                                    By:  /s/ Susan N. Richards
                                       ------------------------------
                                       Susan N. Richards, Secretary

STATE OF LOUISIANA

PARISH OF ORLEANS

     BE IT KNOWN that on this 2nd day of July, 1997, before me the undersigned, a Notary Public in and for the County and State aforesaid, duly commissioned and qualified, there came and appeared McLain J. Forman, known to me, Notary and known by me to be the President of Forman Petroleum Corporation, who signed the within and foregoing instrument before me, and who acknowledged to me, Notary, that he signed, executed, and delivered said instrument in his capacity as President of Forman Petroleum Corporation for the uses and purposes therein set forth and apparent.

     IN WITNESS WHEREOF the said appeared has signed these presents and I have hereunto affixed my official hand and seal, on the day and date first hereinabove written, after due reading of the whole.

                                    /s/ McLain J. Forman
                                    ---------------------------------
                                    McLain J. Forman


(NOTARIAL SEAL)


                               /s/ Thomas J. Sevy
                           -----------------------------
                                 NOTARY PUBLIC

                                                                       EXHIBIT A

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                          FORMAN PETROLEUM CORPORATION

                                   ARTICLE I
                                      NAME

     The name of the corporation shall be:  FORMAN PETROLEUM CORPORATION

                                   ARTICLE II
                                    PURPOSE

     This corporation is formed for the purposes of engaging in any lawful activity for which corporations may be formed under the provisions of the Business Corporations Law (Title 12, Chapter 1, Louisiana Revised Statutes as amended).

                                  ARTICLE III
                                 CAPITAL STOCK

     The total number of shares which the corporation shall have authority to issue is 2,200,000, which shall consist of 1,000,000 shares of Preferred Stock, $.01 par value per share, 1,000,000 shares of Common Stock, no par value per share, and 200,000 shares of Class A Common Stock, no par value per share.

     The following is a statement fixing certain of the designations, preferences and relative, participating, optional or other special rights of the Preferred Stock, the Common Stock and the Class A Common Stock of the corporation, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the Board of Directors of the corporation to fix any such provisions not fixed by these Articles of Amendment to the Articles of Incorporation:

     I.  Preferred Stock
         ---------------

          The Preferred Stock may be divided into and issued from time to time in one or more series as may be fixed and determined by the Board of Directors. The relative rights and preferences of the Preferred Stock of each series shall be such as shall be stated in any resolution or resolutions adopted by the Board of Directors setting forth the designations of the series and fixing and determining the relative rights and preferences thereof, any such resolution or resolutions being herein called a "Directors' Resolution." The Board of Directors is hereby authorized to fix and determine such variations in the designations, preferences, and relative, participating, optional or other special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of conversion into Common Stock or other securities, redemption provisions or sinking fund provisions) as between series and as between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions of such rights (collectively, "Series Terms"), all as shall be stated in a Directors' Resolution, and the shares of Preferred Stock or any series thereof may have full or limited voting powers, or be without voting powers, all as shall be stated in a Directors' Resolution.

          Any of the Series Terms, including without limitation voting rights, of any series may be made dependent upon facts ascertainable outside the Articles of Incorporation and the Directors' Resolution, provided that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in the Articles of Incorporation or in the Directors' Resolution.

     II.  Common Stock and Class A Common Stock
          -------------------------------------

          1. Dividends. Subject to the provisions of any Directors' Resolution, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock and the Class A Common Stock of the corporation.

          No dividend (other than a dividend in capital stock ranking on a parity with the Common Stock and the Class A Common Stock or cash in lieu of fractional shares with respect to such stock dividend) shall be declared or paid on any share or shares of any class of stock or series thereof ranking on a parity with the Common Stock and the Class A Common Stock in respect of payment of dividends for any dividend period unless there shall have been declared, for the same dividend period, like proportionate dividends on all shares of Common Stock and Class A Common Stock and such shares ranking on a parity then outstanding.

          2. Liquidation. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary (each, a "Liquidation Event"), after payment or provision for payment of the debts and other liabilities of the corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Common Stock and the Class A Common Stock and any shares of any class of stock or series thereof ranking on a parity with Common Stock and Class A Common Stock upon a Liquidation Event shall be entitled to receive ratably any or all assets remaining to be paid or distributed.

          3. Voting Rights. The holders of the Common Stock of the corporation shall be entitled to one vote for each share of such stock held by them. The holders of the Class A Common Stock shall not be entitled to vote, except as required by law.

          4. Automatic Conversion of Class A Common Stock. On the date that an Initial Public Offering (as defined below) has been consummated, each share of Class A Common Stock then outstanding shall be automatically converted into one share of Common Stock. Notwithstanding that any certificates for shares of Class A Common Stock shall not have been surrendered for cancellation, the shares of Class A Common Stock so converted shall no longer be deemed outstanding, and the holders of certificates representing such shares of Class A Common Stock shall have, from and after the date referred to above, the same rights in or with respect to the corporation as holders of shares of the number of shares of Common Stock into which such shares of Class A Common Stock have been so converted. Within 5 days following the Initial Public Offering, the corporation shall deliver to each holder whose shares of Class A Common Stock have been converted into Common Stock as provided hereunder a written notice setting forth the fact and effective date of such conversion, the number of shares of Common Stock into which such holder's shares of Class A Common Stock were converted, and a statement that such holder is entitled to receive a new certificate representing such number of shares of Common Stock in exchange for the certificates representing such holder's shares of Class A Common Stock; provided, however, that the failure of the corporation to provide such notice to any holder or any deficiency in any such notice shall not impair or affect the automatic conversion of such holder's Class A Common Stock into Common Stock as provided herein. "Initial Public Offering" means a public offering of Common Stock underwritten by one or more nationally recognized investment banking firms pursuant to a registration statement filed under the Securities Act of 1933, as amended (other than any registration statement relating to warrants, options or shares of capital stock of the Corporation granted or to be granted or sold primarily to employees, directors, or officers of the Corporation, a registration statement relating to employee benefit plans or interests therein or any registration statement covering securities issued in connection with any debt financing of the Corporation) and listed on a nationally recognized stock exchange or on the NASDAQ Stock Market. When shares of Class A Common Stock have been converted pursuant to this paragraph they shall be canceled and not reissued.

     III.  Prior, Parity or Junior Stock
           -----------------------------

          Whenever reference is made in this Article III to shares "ranking prior to" another class of stock or "on a parity with" another class of stock, such reference shall mean and include all other shares of the corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions upon a Liquidation Event, as the case may be, are given preference over, or rank on an equality with, as the case may be, the rights of the holders of such other class of stock. Whenever reference is made to shares "ranking junior to" another class of stock, such reference shall mean and include all shares of the corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions upon a Liquidation Event, as the case may be, are junior and subordinate to the rights of the holders of such class of stock.

          Except as otherwise provided herein or in any Directors' Resolution, each series of Preferred Stock ranks on a parity with each other and each ranks prior to the Common Stock and the Class A Common Stock, in each case with respect to the payment of dividends or as to distributions upon a Liquidation Event. Except as otherwise provided herein or in any Directors' Resolution, Common Stock and Class A Common Stock ranks junior to Preferred Stock with respect to the payment of dividends or as to distributions upon a Liquidation Event.

     IV.  Reservation and Retirement of Shares
          ------------------------------------

          The corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which the Class A Common Stock and all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible.

          Unless otherwise provided in a Directors' Resolution with respect to a particular series of Preferred Stock, all shares of Preferred Stock redeemed or acquired (as a result of conversion or otherwise) shall be canceled and restored to the status of authorized but unissued shares."

     Article 3A.    Preferred Stock

          Section 1. Designation; Number of Shares. The shares of the series authorized by this Article 3A shall be designated as Series A Cumulative Preferred Stock. The number of shares initially constituting such series shall be limited to Five Hundred Fifty Thousand (550,000). Such number of shares may be decreased, at any time and from time to time, by resolution of the Board of Directors; provided, however, that at no time shall there be issued and outstanding more than 200,000 shares plus the shares of Preferred Dividend Stock (as defined below) and provided, however, that no decrease shall reduce the number of shares of Series A Cumulative Preferred Stock to a number less than the number of shares then outstanding. The liquidation value of the Series A Cumulative Preferred Stock shall be $50.00 per share.

          Section 2.  Dividends.
                      ---------

          (a) Amount. The holders of Series A Cumulative Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the rate of $7.50 per share per annum, and no more, payable quarterly on June 1, September 1, December 1 and March 1, in each year, commencing September 1, 1997, except that if such date is not a business day then such dividend shall be payable on the next succeeding business day (the "Dividend Payment Date" or "Dividend Payment Dates") (as used herein, the term "business day" shall mean any day except a Saturday, Sunday or day on which banking institutions are authorized or required by law to close in New York

     City or in New Orleans, Louisiana). Such dividends shall be cumulative (whether or not declared) and shall accrue, without interest, from the first day in which such dividend may be payable as provided herein, except that with respect to the first quarterly dividend, such dividend shall accrue from the date of issuance of such shares of Series A Cumulative Preferred Stock (the "Issue Date"). Dividends shall be payable to holders of record as they appear on the share transfer records of the corporation on such record dates as may be fixed by the Board of Directors, not more than sixty (60) days nor less than ten (10) days preceding such Dividend Payment Date. Dividends in arrears may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not more than sixty (60) days preceding the payment date thereof, as may be fixed by the Board of Directors. The amount of dividends payable on shares of Series A Cumulative Preferred Stock for each full quarterly dividend period (the "Quarterly Dividend"), shall be computed by dividing by four the annual rate per share set forth in this subsection (a). During the period commencing on the Issue Date to and including the Dividend Payment Date on June 1, 1999, dividends shall be paid in additional fully paid and nonassessable shares of Series A Cumulative Preferred Stock (the "Preferred Dividend Stock"), and, thereafter, dividends shall be paid in cash, or, at the sole election of the corporation, in shares of Preferred Dividend Stock. The number of shares of Preferred Dividend Stock payable on the Series A Cumulative Preferred Stock for each quarterly dividend period shall be computed by dividing the amount of the full Quarterly Dividend by fifty (50). No fractional shares of Preferred Dividend Stock shall be issued by the corporation. Instead of any fractional share of Preferred Dividend Stock that would otherwise be issuable to a holder by way of a dividend on the Series A Cumulative Preferred Stock, the corporation shall either (i) pay a cash adjustment in respect of such fractional share in an amount equal to the same fraction of $50.00 computed to the nearest whole cent or (ii) aggregate all such fractional shares into a whole number of shares and sell such aggregated fractional shares on behalf of the holders entitled thereto in a public or private sale and distribute the net cash proceeds from the sale thereof to such holders pro rata. If the corporation shall elect so to aggregate and sell such fractional shares, it shall endeavor to use its best efforts to secure the best available sales price for such shares but shall not be obligated to secure the highest price obtainable for such shares. The amount of Preferred Dividend Stock issuable to a holder by way of a dividend shall be computed on the basis of the aggregate number of shares of Series A Cumulative Preferred Stock registered in such holder's name on the record date fixed for the payment of such dividend plus the amount of accrued but not declared dividends of Preferred Dividend Stock. Dividends payable on the Series A Cumulative Preferred Stock for any period less than a full quarterly period shall be computed on the basis of a 360-day year of twelve 30-day months.

          (b) Priority. If dividends upon any shares of Series A Cumulative Preferred Stock, or any other outstanding class or series of stock of the corporation ranking on a parity with the Series A Cumulative Preferred Stock as to dividends, are in arrears, all dividends or other distributions declared upon each class or series of such stock (other than dividends paid in stock of the corporation ranking junior to the

     Series A Cumulative Preferred Stock as to dividends and upon liquidation, dissolution or winding up) may only be declared pro rata so that in all cases the amount of dividends or other distributions declared per share on the Series A Cumulative Preferred Stock and such class or series bear to each other the same ratio that the accrued and unpaid dividends per share on the shares of the Series A Cumulative Preferred Stock and such class or series bear to each other. Except as set forth above, if dividends upon any shares of Series A Cumulative Preferred Stock are in arrears: (i) no dividends (in cash, stock or other property) may be paid, declared or set aside for payment or any other distribution made on any stock of the corporation ranking junior to the Series A Cumulative Preferred Stock as to dividends (other than dividends or distributions in stock of the corporation ranking junior to the Series A Cumulative Preferred Stock as to dividends and upon liquidation, dissolution or winding up) and upon liquidation, dissolution or winding up; and (ii) no stock of the corporation ranking junior to or on a parity with the Series A Cumulative Preferred Stock as to dividends may be redeemed, purchased or otherwise acquired by the corporation, except by conversion of such stock into, or exchange of such stock for, stock of the corporation ranking junior to the Series A Cumulative Preferred Stock as to dividends and upon liquidation, dissolution or winding up.

          (c) No Interest. No interest, sum of money in lieu of interest, or other property or securities shall be payable in respect of any dividend payment or payments which are accrued but unpaid. Dividends paid on shares of Series A Cumulative Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

          Section 3. General Class and Series Voting Rights. The Series A Cumulative Preferred Stock shall have no voting rights except (i) any special voting rights for a class of stock, as specifically required by the laws of the State of Louisiana, (ii) as are provided in this Section 3, and
     (iii) as provided by the provisions of the Articles of Incorporation of the corporation, as amended:

          (a) So long as any shares of Series A Cumulative Preferred Stock remain outstanding, the vote or consent of the holders of at least two-thirds of the shares of Series A Cumulative Preferred Stock outstanding at the time (voting separately as a class) given in person or by proxy, either in writing or at any special or annual meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

               (i) The authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock (including any class or series of preferred stock) ranking prior (as that term is hereinafter defined in this Section 3) to the Series A Cumulative Preferred Stock; or

               (ii) The amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Articles of Incorporation or of these resolutions which would alter, change or repeal the powers, preferences, or special rights of the shares of the Series A Cumulative Preferred Stock so as to affect them adversely.

          (b) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Cumulative Preferred Stock shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption.

          Section 4.  Redemption Rights.
                      -----------------

          (a) Optional Redemption. The corporation may at its option, at any time, redeem (an "Optional Redemption") all, or any number less than all, of the outstanding shares of Series A Cumulative Preferred Stock, at a redemption price per share of $50.00, plus, in each case, an amount equal to all dividends (whether or not declared) accrued and unpaid on such share of Series A Cumulative Preferred Stock to the date fixed for redemption (the price from time to time to redeem the Series A Cumulative Preferred Stock excluding any dividends (whether or not declared) accrued and unpaid, is referred to herein as the "Redemption Price").

          (b) Mandatory Redemption. Each issued and outstanding share of Series A Cumulative Preferred Stock shall be redeemed on June 1, 2005 (the "Mandatory Redemption") at a Redemption Price of $50.00 per share, plus all dividends (whether or not declared) accrued and unpaid on such share of Series A Cumulative Preferred Stock to the date fixed for redemption, payable in cash or, at the election of the corporation, in shares of Common Stock ("Redemption Stock").

          (c) Accrued Dividends. The corporation may not purchase, redeem or otherwise acquire for value any shares of Series A Cumulative Preferred Stock or shares of any other series of Preferred Stock then outstanding ranking on a parity with or junior to the Series A Cumulative Preferred Stock unless all accrued dividends on all shares of Series A Cumulative Preferred Stock then outstanding shall have been paid or declared and a sum of cash (or shares of Preferred Dividend Stock) sufficient for the payment thereof set apart. No sinking fund shall be established for the Series A Cumulative Preferred Stock.

          (d) Notice of Redemption. Notice of any proposed Optional Redemption or Mandatory Redemption of shares of Series A Cumulative Preferred Stock shall be mailed to each record holder of the shares of Series A Cumulative Preferred Stock to be redeemed at least thirty (30) but not more than sixty
     (60) days prior to the date fixed for such redemption (herein referred to as the "Redemption Date"). Each such notice shall set forth the following:

               (i)    the Redemption Date;

               (ii)   the Redemption Price per share;

               (iii) the place for payment and for delivering the stock certificate(s) and transfer instrument(s) in order to receive the Redemption Price; and

               (iv) the shares of Series A Cumulative Preferred Stock to be redeemed.

          Any notice mailed in such manner shall be conclusively deemed to have been duly given regardless of whether such notice is in fact received. If less than all the outstanding shares of Series A Cumulative Preferred Stock are to be redeemed, the corporation will select those to be redeemed ratably or by lot in a manner determined by the Board of Directors. In order to facilitate the redemption of the Series A Cumulative Preferred Stock, the Board of Directors may fix a record date for determination of holders of Series A Cumulative Preferred Stock to be redeemed, which shall not be more than thirty (30) days prior to the Redemption Date with respect thereto.

          The holder of any shares of Series A Cumulative Preferred Stock redeemed pursuant to this Section 4 upon any exercise of the corporation's redemption right shall not be entitled to receive payment of the Redemption Price for such shares until such holder shall cause to be delivered to the place specified in the notice given with respect to such redemption (i) the certificate(s) representing such share of Series A Cumulative Preferred Stock and (ii) transfer instrument(s) sufficient to transfer such shares of Series A Cumulative Preferred Stock to the corporation free of any adverse interest. No interest shall accrue on the Redemption Price of any share of Series A Cumulative Preferred Stock after the Redemption Date.

          At the close of business on the Redemption Date for any share of Series A Cumulative Preferred Stock, such share shall (provided the Redemption Price (including any accrued and unpaid dividends to the Redemption Date) of such share has been paid or properly provided for) be deemed to cease to be outstanding and all rights of any person other than the corporation in such share shall be extinguished on the Redemption Date for such share (including all rights to receive future dividends with respect to such share) except for the right to receive the Redemption Price (including any accrued and unpaid dividends to the Redemption Date), without interest, for such share in accordance with the provisions of this
     Section 4, subject to applicable escheat laws.

          Notwithstanding the foregoing provisions of this Section 4, and subject to the provisions of Section 2 hereof; if a dividend upon any shares of Series A Cumulative Preferred Stock is past due, (i) no share of the Series A Cumulative Preferred Stock may be redeemed, except by means of a redemption pursuant to which all outstanding shares of the Series A Cumulative Preferred Stock are simultaneously redeemed and all accrued dividends paid and (ii) the corporation shall not purchase or otherwise acquire any shares of the Series A Cumulative Preferred Stock, except pursuant to a purchase or exchange offer made on the same terms to all holders of the Series A Cumulative Preferred Stock.

          Section 5. Rank; Liquidation. Upon any voluntary or involuntary dissolution, liquidation or winding up of the corporation (for the purposes of this Section 5, a "Liquidation"), after payment or provision for payment of the debts and other liabilities of the corporation, the holders of Series A Cumulative Preferred Stock shall be entitled to be paid out of the assets of the corporation available for distribution to its stockholders, an amount equal to $50.00 per share of Series A Cumulative Preferred Stock then held by such stockholder, plus all dividends (whether or not declared or due) accrued and unpaid on such share to the date fixed for the distribution of assets of the corporation to the holders of Series A Cumulative Preferred Stock. The shares of Series A Cumulative Preferred Stock shall rank prior to the shares of Common Stock and any other class or series of stock of the corporation ranking junior to the Series A Cumulative Preferred Stock, so that the holders of the Series A Cumulative Preferred Stock shall receive the full amount to which they shall be entitled before any distribution of assets shall be made to the holders of the Common Stock or the holders of any other stock that ranks junior to the Series A Cumulative Preferred Stock in respect of distributions upon the Liquidation of the corporation.

          If upon any Liquidation of the corporation, the assets available for distribution to the holders of Series A Cumulative Preferred Stock and any other stock of the corporation ranking on a parity with the Series A Cumulative Preferred Stock upon Liquidation which shall then be outstanding (hereinafter in this paragraph called the "Total Amount Available") shall be insufficient to pay the holders of all outstanding shares of Series A Cumulative Preferred Stock and all other such parity stock the full amounts (including all dividends accrued and unpaid) to which they shall be entitled by reason of such Liquidation of the corporation, then there shall be paid to the holders of the Series A Cumulative Preferred Stock in connection with such Liquidation of the corporation, an amount equal to the product derived by multiplying the Total Amount Available times a fraction, the numerator of which shall be the full amount to which the holders of the Series A Cumulative Preferred Stock shall be entitled under the terms of the preceding paragraph by reason of such Liquidation of the corporation and the denominator of which shall be the total amount which would have been distributed by reason of such Liquidation of the corporation with respect to the Series A Cumulative Preferred Stock and all other stock ranking on a parity with the Series A Cumulative Preferred Stock upon Liquidation then outstanding had the corporation possessed sufficient assets to pay the maximum amount which the holders of all such stock would be entitled to receive in connection with such Liquidation of the corporation.

          The voluntary sale, conveyance, lease, exchange or transfer of all or substantially all of the property or assets of the corporation, or the merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into the corporation, or any purchase or redemption of some or all of the shares of any class or series of stock of the corporation, shall not be deemed to be a Liquidation of the corporation for the purposes of this Section 5 (unless in connection therewith the Liquidation of the corporation is specifically approved).

          The holder of any shares of Series A Cumulative Preferred Stock shall not be entitled to receive any payment owed for such shares under this
     Section 5 until such holder shall cause to be delivered to the corporation
     (i) the certificate(s) representing such shares of Series A Cumulative Preferred Stock and (ii) transfer instrument(s) satisfactory to the corporation and sufficient to transfer such shares of Series A Cumulative Preferred Stock to the corporation free of any adverse interest. No interest shall accrue on any payment upon Liquidation after the due date thereof.

          After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of the Series A Cumulative Preferred Stock will not be entitled to any further participation in any distribution of assets by the corporation.

          Section 6. Payments. The corporation may provide funds for any payment of the Redemption Price for any shares of Series A Cumulative Preferred Stock or any amount distributable with respect to any Series A Cumulative Preferred Stock under Sections 4 and 5 hereof by depositing such funds with a bank or trust corporation selected by the corporation having a net worth of at least $50,000,000, in trust for the benefit of the holders of such shares of Series A Cumulative Preferred Stock under arrangements providing irrevocably for payment upon satisfaction of any conditions to such payments by the holders of such shares of Series A Cumulative Preferred Stock which shall reasonably be required by the corporation. The corporation shall be entitled to make any deposit of funds contemplated by this Section 6 under arrangements designed to permit such funds to generate interest or other income for the corporation, and the corporation shall be entitled to receive all interest and other income earned by any funds while they shall be deposited as contemplated by this Section 6, provided that the corporation shall maintain on deposit funds sufficient to satisfy all payments which the deposit arrangement shall require to be paid by the corporation.

          Any payment which may be owed for the payment of the Redemption Price for any shares of Series A Cumulative Preferred Stock pursuant to Section 4 or the payment of any amount distributable with respect to any shares of Series A Cumulative Preferred Stock under Section 5 shall be deemed to have been "paid or properly provided for" upon the earlier to occur of: (i) the date upon which such funds sufficient to make such payment shall be deposited in a manner contemplated by the preceding paragraph or (ii) the date upon which a check payable to the person entitled to receive such payment shall be delivered to such person or mailed to such

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

     person at either the address of such person then appearing on the books of the corporation or such other address as the corporation shall deem reasonable.

          Subject to applicable escheat laws, if the conditions precedent to the disbursement of any funds deposited by the corporation pursuant to this
     Section 6 shall not have been satisfied within six (6) months after the establishment of the trust for such funds (or shares), then (i) such funds (or shares) shall be returned to the corporation upon its request; (ii) after such return, such funds (or shares) shall be free of any trust which shall have been impressed upon them; (iii) the person entitled to this payment for which such funds (or shares) shall have been originally intended shall have the right to look only to the corporation for such payment, subject to applicable escheat laws; and (iv) the trustee which shall have held such funds (or shares) shall be relieved of any responsibility for such funds (or shares) upon the return of such funds (or shares) to the corporation.

          Section 7. Status of Reacquired Shares. Shares of Series A Cumulative Preferred Stock issued and reacquired by the corporation including, without limitation, shares of Series A Cumulative Preferred Stock which have been redeemed pursuant to the terms of Section 4 hereof shall have the status of authorized and unissued shares of preferred stock, undesignated as to series, subject to later issuance.

          Section 8. Preemptive Rights. The Series A Cumulative Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the corporation.

          Section 9.  Miscellaneous.

          (a) Transfer Taxes. The corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any original issuance and delivery of shares of Series A Cumulative Preferred Stock or shares of Preferred Dividend Stock or certificates or instruments evidencing such shares. The corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Cumulative Preferred Stock in a name other than that in which the shares of Series A Cumulative Preferred Stock with respect to which such shares are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares other than a payment to the registered holder thereof; and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the corporation the amount of any such tax or has established, to the satisfaction of the corporation, that such tax has been paid or is not payable.

          (b) Failure to Designate Stockholder or Payee. In the event that a holder of shares of Series A Cumulative Preferred Stock shall not by written notice designate the name in which shares of Preferred Dividend Stock to be issued as a dividend should be registered or to whom payment upon redemption of shares of

     Series A Cumulative Preferred Stock should be made or the address to which the certificates or instruments evidencing such shares or such payment should be sent, the corporation shall be entitled to register such shares and make such payment in the name of the holder of such Series A Cumulative Preferred Stock as shown on the records of the corporation and to send the certificates or instruments evidencing such shares or such payment, to the address of such holder shown on the records of the corporation.

          (c) Registrar and Transfer Agent. The corporation may appoint, and from time to time discharge and change, the registrar and transfer agent for the Series A Cumulative Preferred Stock. The initial registrar and transfer agent for the Series A Cumulative Preferred Stock shall be the corporation.

          (d) Severability. Whenever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

                                   ARTICLE IV
                                  INCORPORATOR

     The incorporator and her post office address is:

          Carol Iazaro
          Suite 1500 - BNO Building
          1010 Common Street
          New Orleans, LA  70112

                                   ARTICLE V
                              SHAREHOLDERS RIGHTS

     No holder of shares of the corporation shall have any preemptive or other rights, except such rights as are expressly provided by contract, to purchase, or subscribe for or receive any shares of any class, or series thereof, of the corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, may be issued or disposed of by the board of directors to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the corporation shall have by binding contract agreed."

                                   ARTICLE VI
                             AMENDMENT TO ARTICLES

     Any corporate action of shareholders, including by way of illustration and not limitation, adoption of amendments to these articles of incorporation, approval of merger and consolidation agreements, and authorization of voluntary disposition of all or substantially all of the corporation's assets, may be taken on the affirmative vote of a majority of the voting power present.


                                  ARTICLE VII
                                   DIRECTORS

     There shall be no less than one nor more than seven directors of the corporation.

                                  ARTICLE VIII
                                   REVERSION

     Cash, property or share dividends, shares issuable to shareholders in connection with a re-classification of stock, and the redemption price of redeemed shares, which are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares become issuable, despite reasonable efforts by the corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, at the expiration of such time, revert in full ownership to the corporation, and the corporation's obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease.

                                   ARTICLE IX
                                WRITTEN CONSENTS

     Consents in writing to corporate actions may be adopted by those shareholders having that proportion of the total voting power which would be required to authorize or constitute such action at a meeting of the shareholders.

                                   ARTICLE X
                            LIMITATION OF LIABILITY

     No director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director or officer, except for liability (i) for breach of the director's or officer's duty of loyalty to this Corporation or its shareholders,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 92(D) of the Louisiana Business Corporation Law (the "LBCL"), or (iv) for any transaction from which the director or officer derived an improper personal benefit. If the LBCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors and officers, then the liability of each director and officer of this Corporation shall be limited or eliminated to the fullest extent permitted by the LBCL, as so amended from time to time. Neither the amendment nor repeal of this Article X, nor the adoption of any provision of this Corporation's Articles of Incorporation inconsistent with this Article X, nor the adoption of any provision of this Corporation's Articles of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision.

                                   ARTICLE XI
                                INDEMNIFICATION

     Section 1. Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), including any action by or in the right of the Corporation, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or, as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, employee or agent of another business, nonprofit or foreign corporation, partnership, joint venture, limited liability company, registered limited liability partnership, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, partner, trustee, employee or agent or in any other capacity, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by law, including but not limited to the LBCL, as the same exists or may hereafter be amended (but, in the case of any amendment to the LBCL, such amendment shall be enforced hereunder only to the extent that such amendment permits the Corporation to provide broader indemnification rights that the LBCL permitted the Corporation to provide prior to such amendment), against any and all expenses, including attorneys' fees, liabilities, losses, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement actually and reasonably incurred or suffered by such person in connection with such Proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that the Corporation shall indemnify any such person seeking indemnity in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) initiated by such person was first authorized by the Board of Directors of the Corporation.

     In case of actions by or in the right of the Corporation, no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his or her duty to the Corporation, unless, and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     To the extent that a director or officer has been successful on the merits or otherwise in defense of any such Proceeding, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     Any indemnification under this Article XI, unless ordered by the court, shall be made by the Corporation only as authorized in a specific case upon a determination that the applicable standard of conduct has been met. Such determination shall be made:

     (1) First, by the Board of Directors of the Corporation by a majority vote of a quorum consisting of directors who were not parties to such Proceeding, or

     (2) If such a quorum is not obtainable and the Board of Directors so directs, by independent legal counsel, or

     (3) If not by legal counsel, by vote of shareholders that are not a party to such Proceeding.

     Any right to indemnification hereunder shall include the right to be paid by the Corporation any and all expenses, including attorneys' fees incurred in defending any such Proceeding, in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of such Proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer who is a party to such Proceeding, in which such director or officer agrees to repay all amounts so advanced if it ultimately should be determined that such person is not entitled to be indemnified under this Article XI or otherwise. Such right to indemnification shall also continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs or legal representatives.

     Section 2.  Right of Claimant to Bring Suit.
                 -------------------------------

          (i) If a claim under Section 1 of this Article XI is not paid in full by the Corporation within ninety (90) days after a written claim therefor has been received by the Corporation, the claimant may bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense (including attorneys' fees) of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the LBCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.

          (ii) Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     Section 3. Contractual Rights; Applicability. The rights and obligations of the Corporation and the person entitled to relief from liability or indemnification under Articles X and XI hereof (i) shall be deemed to be a contract between the Corporation and such person based upon good and valuable consideration, pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the Corporation and the director or officer, (ii) shall be retroactive and shall be available with respect to events occurring prior to the adoption hereof,
(iii) shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto, and (iv) any repeal, amendment or modification of Articles X and XI hereof shall not adversely affect any right or protection of a director or officer existing at the time of such repeal, amendment or modification.

     Section 4. Requested Service. Any director or officer of the Corporation serving, in any capacity, (i) another corporation or other entity of which a majority of the shares entitled to vote in the election of its directors or other ownership interests are held by the Corporation, or (ii) any employee benefit plan of the Corporation or of any corporation or entity referred to in clause (i), shall be deemed to be doing so at the request of the Corporation.

     Section 5. Non-Exclusivity of Rights. The rights conferred on any person by Sections 1 and 2 of this Article XI shall not be deemed exclusive of, and shall be in addition to, any other rights which such person may have or may hereafter acquire under any statute, rule, provision of these Articles of Incorporation, By-Laws, agreement, vote of share-holders or disinterested directors or otherwise; provided, however, that no such other right shall permit indemnification of any officer or director for the results of such person's willful or intentional misconduct.

     Section 6. Insurance. The Corporation may purchase and maintain insurance, obtain letters of credit, act as a self-insurer, create a reserve, trust, escrow or other fund or account or enter into indemnification agreements either within or beyond the scope of the LBCL, with or on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, registered limited liability partnership, trust or other enterprise, including service with respect to employee benefit plans, against any liability asserted against him or her or incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under this Article XI or the LBCL.